Exhibit 99.2
Business Update Call
Company Participants
David C. Sauerhoff, Vice President, Investor Relations
August A. Busch IV, President and Chief Executive Officer
W. Randolph Baker, Vice President and Chief Financial Officer
John F. Kelly, Vice President and Controller
Other Participants
Kaumil Gajrawala — UBS
Mark Swartzberg — Stifel Nicolaus
Bryan Spillane — Bank of America
Jonathan Feeney — Wachovia Securities
Nikolaas Faes — Exane BNP Paribas
Josh Pechter — Cacti Asset Management
Michael Martino — Mason Capital
Edward Reznetnik — Ontario Teacher’s Pension Plan Board
Judy Hong — Goldman Sachs
Paul Flood — TIAA-CREF Investment Management
Sachin Shah — ICAP
Q&A
Operator
Thank you sir. [Operator Instructions]. Our first question comes from Kaumil Gajrawala with UBS. Please state your question.
<Q — Kaumil Gajrawala>: Hi, thank you. If you could talk about your long-term algorithm after the step-up to — in 2009 figure, you are looking for $3.90 in ‘09. Can you talk about what’s your profit targets would be going forward from there?
<A — August Busch IV>: Yes, we can and Randy will cover that.
<A — W. Randolph Baker>: Kaumil, hi, after again through this year and next we will have a significant step-up in profitability, as we outlined in the call. Beyond 2009 off of a $3.90 base we would expect low double-digit earnings per share growth. That would be driven by volume: we are now assuming we will grow in line with industry volumes, so in our model we are assuming no market share growth. Again, it’s our objective to grow market share, but it is not included in our projections. We would expect beer pricing to be around the CPI and we would expect revenue per barrel to be slightly above the CPI including mix. Off of the 2009 base, we would expect cost of goods sold, including productivity, to be lower than the CPI and therefore, have continued margin growth. We would also expect marketing, distribution, and administrative expense to grow more slowly than revenue, in part reflecting the ongoing cost reduction in our G&A expenses. We would expect international beer to contribute 3 percentage points to the EPS growth. And we would expect our corporate, non-beer, share repurchase to be above the previously provided 2 to 3 percentage points of growth. That would get you to a general low double-digit earnings per share growth going forward beyond the 2009 base.
Operator
Thank you. Our next question comes from Mark Swartzberg with Stifel Nicolaus. Please state your question.
<Q — Mark Swartzberg>: Thanks. Good morning Randy, good morning August.
<A — W. Randolph Baker>: Good morning.
<A — August Busch IV>: Hi, Mark.
<Q — Mark Swartzberg>: In terms of your cost cut plans of this $1 billion number now, I was hoping you could give us a little more detail and I am asking particularly with an eye on this assumption of holding market share constant. We’ve seen market share declining a bit, it seems like there is some risk of accelerating declines. It does sounds like there is no change in your marketing spend, which on the margin is a positive but how are you thinking about the risk of accelerating declines with more aggressive cuts on the cost side and what are the details around the costs?
<A — August Busch IV>: Well, Mark number one, we’re not cutting our marketing investment. As you know, we’ve ramped-up significantly lately and we’ve redeployed significant marketing resources and we’ve talked about that in February. As far as our cost program, we feel and we felt when we heard last fall that MillerCoors JV was to be announced and we didn’t know if DOJ would approve or not. but we were a new management team and we’ve been working on Blue Ocean for sometime. When we met at CAGNY, I mentioned a $500 million number and we had an internal goal of getting to $1 billion. We’ve had a team working on the $1 billion. We were going to put that over four years. We’ve accelerated that, as Randy just talked about, 75% of it in ‘08 and ‘09. And as Randy also said 70% in cost of good sold area and 30% in the G&A area. The opportunity for our shareholders is the disruption in the U.S. marketplace from the Miller Coors JV, which could provide substantial value for our shareholders. And if we were to transition this company in the same time period that they were transitioning in the Miller Coors JV, I believe our shareholders would miss a tremendous upside opportunity. For planning purposes, we plan for flat market share because of the accelerated pricing at the 4% level, Mark, that we’ve talked about, but that’s just for planning purposes. We believe in meeting with our wholesalers in total and our wholesaler panel that there is an excellent opportunity for upside potential in the next two years that this management is absolutely committed to going after.
Operator
Thank you. Our next question comes from Bryan Spillane with Banc of America Securities. Please state your question.
<Q — Bryan Spillane>: Hi good morning. Randy in the expectations that you got for gross margins both for I guess ‘09 and then beyond, what inflation assumption are you making for the raw materials themselves? Are you expecting raw material inflation to begin to moderate or decline or do you expect current levels to hold?
<A — W. Randolph Baker>: Bryan, unfortunately, we expect our agricultural materials, the brewing material inflation to continue both this year and next and Bryan that’s part of the reason for the acceleration of our Blue Ocean program. We are not expecting a moderation of agricultural material cost for us through 2009. Beyond that it’s anyone’s guess but for our planning purposes we’re assuming a continued double digit type of growth and brewing material, agriculture material, cost. We have some inflation in packaging material cost for 2009, in part driven by energy cost and some inflation in energy cost. The key driver is the one you mentioned it is in agriculture commodity cost which we’re assuming will continue in 2009.
Operator
Thank you. Our next question comes from Jonathan Feeney with Wachovia Securities, please state your question.
<Q — Jonathan Feeney>: Hi good morning thanks. Randy when you think about the strong value case you’ve outlined here, I just wonder on the share repurchase front, why not be more aggressive upfront considering not only the cost savings plan that you’ve clearly, I guess, known for a couple of months now are shaping up to be better than had been previously hoped, as well the amount of availability of debt that’s clearly out there for others in the industry. Why not be more aggressive on the front?
<A — Randolph Baker>: Jonathan it’s a good question. We’re raising our guidance this year for share repurchase by a billion up to $3 billion of share repurchase and up to $4 billion next year. This is tied in to as always managing our leverage position as we will be taking our leverage position down towards the end of 2009 to the lower end of the 25 to 30% range. That still gives us flexibility as you pointed out. We will have a strong balance sheet; we have very strong cash flow, very strong free cash flow that gives our company significant flexibility to pursue opportunities as well as utilize leverage for our shareholders. But those are our targets that are in the plan that we presented.
Operator
Thank you. [Operator Instructions]. Our next question comes from Nikolaas Faes with Exane BNP Paribas. Please state your question.
<Q — Nikolaas Faes>: Yeah, good morning and thank you. You mentioned that you find the $65 proposal of InBev too low. In other words, is there a level at which you would find it an adequate bid?
<A — August Busch IV>: I think Nikolaas, I’ll let Randy answer that question and turn it over to Randy on that one.
<A — W. Randolph Baker>: Nikolaas, we’ve outlined our new strategic plan. We are very confident in the future of this company. We are very confident in the plan. The plan is driven by actions we largely control. And with hopefully realistic assumptions in areas we don’t control as I was mentioning in an earlier call concerning our inflation expectations in commodities that again clearly we don’t control. With that, our Board of Directors, with the benefit of our outside financial advisors very carefully reviewing our plan, have concluded that the $65 offer significantly undervalues Anheuser-Busch. We also said in the earnings — in the press release that the Board will continue to consider all opportunities that build shareholder value. We are not putting a price on the company, we are outlining our case today for you for what our strategic plan — value that it can contribute and we are very optimistic that that will deliver significantly greater value than the $65 per share proposal.
Operator
Thank you. Our next question comes from Sachin Shah with ICAP. Please state your question.
<Q — Sachin Shah>: Hi. My question was can you tell us today that you are not receptive to a higher offer or discussions with or negotiations with InBev. Can you clearly state that you are not willing to do that or you are willing to do that?
<A — W. Randolph Baker>: This is Randy. Let me read from the letter that was attached to the press release today because I think that answers your question. In that, the statement is towards the very end of August’s letter. It says the board will continue to consider any strategic alternative that would be in the best interest of Anheuser-Busch shareholders. The board is open to consider any proposal that would provide full and certain value to Anheuser-Busch shareholders. I think that answers your question.
Operator
Thank you. Our next question comes from Kaumil Gajrawala with UBS. Please state your question.
<Q — Kaumil Gajrawala>: Hi, thanks for taking another call. Two questions. First, given the strategic review over the last couple of weeks, can you give us your current position on some, of what some people might consider non-core assets such as Packaging and Entertainment and then secondly, August, if you can talk a little bit about what you are doing to keep everyone focused in, and obviously it’s the summer time, so can you give us some insight on that?
<A — August Busch IV>: Kaumil, its two excellent questions and we are — its not part of our plan to sell the Packaging or theme park division. We thoroughly studied all alternatives related to these non-beer subsidiaries with our bankers, even last year we looked at it really hard, the conclusion was the continued ownership provides financial and strategic value to A-B at this time and that currently is still our position. The second part of your question is very important and it involves communication and it involves making sure that all of our employees are focused on the key summer selling season. Our recent results and market share and volume gain have been very strong and Bud Light Lime as I mentioned is off to a very strong start. So, we are very happy with our current performance, our wholesalers are engaged, obviously rumors and speculations get people a bit distracted, but its our job to make sure that they are focused on the things they can control and that’s what we are going to do and we are going to do it well.
Operator
Thank you. Our next question comes from Josh Pechter with Cacti Asset Management. Please state your question.
<Q — Josh Pechter>: Yeah, this amazing clarity this morning, I am very appreciative of that as a shareholder, I just had one question, if InBev’s proposal had never shown up, when would this amazing change in earning trajectory have been announced? When would — I was thinking about it this morning when the logo for Blue Ocean came up, I was thinking, wow! This is a huge step-up in earnings compared to what the street thought you are going to earn. When would this have been kind of put in full picture, over the next year or two?
<A>: Well, we had as I said before the Blue Ocean plan and we’ve been working on that plan with a very small group at the $1 billion number and that was to be executed over our five year plan. We’ve had since then, and that was last fall, employees at all levels involved and it wasn’t a top down mandate, it was top down, bottom up. And the InBev proposal as well as the Miller Coors JV, and really the Miller Coors JV was the thing that got us going earlier and then obviously with the InBev rumors floating around, we had to accelerate our timing and our actions and we did that and we are absolutely confident that we can execute better than anyone else. We know this company better than anyone else. We know where the cost are and we will look at anything that does not add value. We will not compromise the quality of our products, the quality of our people, the quality of our services or our relationships with our distributors. And as I said before with the — if we were to transition a new management team in, this one’s only been in about 16 months, at this time, our shareholders would miss the opportunity of the disruption of the Miller Coors JV, which would be a real shame.
Thank you.
Operator
Thank you. Our next question comes from Daniela Constantino with Mason Capital. Please state your question.
<Q — Michael Martino>: This is Mike Martino at Mason Capital. Is it clear currently that the shareholders do not have the ability to move the entire board through written consent procedure?
<A>: They do have the authority through 50%, more than 50% of shares outstanding to remove the entire board.
Operator
Thank you. [Operator Instructions]. Our next question comes from Bryan Spillane with Banc of America Securities. Please state your question.
<Q — Bryan Spillane>: Hi, thanks for taking the follow-up. August, there has been I guess a few stories written about the possibility of theoretically of Anheuser-Busch approaching Modelo to buy out the remaining stake in Modelo either as a sort of a poison pill measure. So can you talk about that concept and also have you had discussions with Modelo?

<A — August Busch IV>: Bryan, I can’t comment on speculation or rumor or even talks or no talks. I can say that we have an excellent relationship with Grupo Modelo. We’re working more closely together. We think there are, as I have said to you and others before, many opportunities the closer we can be. With their expertise in Mexico and our expertise in the U.S., I think the global opportunities for the two companies the closer we get the bigger they get and that’s about all I can say on it.
Operator
Our next question comes from Edward Roszetnik with Ontario Teachers’ Pension Plan. Please state your question.
<Q — Edward Roszetnik>: Yes, I have two. Does this offer by InBev change your relationship with distributing InBev beverages? And the other one is, that may be I missed it, but did you give out an estimation of how much charges is this going to take you over in ‘08 and ‘09 to get to this $1 billion savings?
<A — August Busch IV>: Do you mean the Early Retirement program?
< Q — Edward Roszetnik >: Yeah.
<A — August Busch IV>: That’s $300 right now.
<A — W. Randolph Baker>: 300 to $400 million is our current estimate for the fourth quarter charge. We will refine that after we see the results of the Early Retirement program.
<A — August Busch IV>: And the answer to your first question this is an obvious concern. We have a contractual obligation with InBev. We have a 20 year deal with InBev that we are committed to selling at certain volume levels. Obviously, our wholesaler family is a bit disturbed if you will by the recent news though we have to keep them focused on our brands and our commitment to the InBev brands and the InBev brands are currently growing double-digit. So we are living up to our commitment. This does not change that relationship.
Operator
Our next comes from Judy Hong with Goldman Sachs and Company, please state your question.
<Q — Judy Hong>: Hey guys, August you know one of the criticisms that people have on Anheuser-Busch is just limited exposure outside the U.S. then and just given a lot of the global consolidation that has taken place in the beer industry. Can you just talk about either are there ways to accelerate growth outside the U.S., beyond kind of what you’re doing in China and some of the other markets. And with some of the savings that you are getting in the U.S. is there way to sort of re-invest those savings outside the U.S. to get to accelerate growth internationally?
<A — August Busch IV>: Judy that’s an excellent question and there’s really two sides of that question. Number one, being in the U.S. marketplace which is by far and away the most profitable beer market in the world with 50 share and a disruption occurring as we speak with our two primary domestic competitors is our biggest opportunity in the short-term. As Randy said, we’re going to generate significant cash flow. He mentioned the share repurchase goal we are obviously looking at every strategic alternative in order to broaden our global platform. We have strong balance sheet and as Randy said our Board is open to any opportunity that would increase shareholder value. And it’s up to us as a management team to bring those ideas forward and they have to add value to our shareholders and our investor base overall.
Operator
Our next question comes from Paul Flood with TIAA-CREF Investment Management. Please state your question.
<Q — Paul Flood>: Hi good morning guys there.
< A — August Busch IV >: Hi Paul.
<Q — Paul Flood>: I just have a couple questions just for a little bit clarification as I always thought about your business in Mexico in particular. I never really thought you had much traction going on there. Can you give me a sense of what’s the growth, how the Bud brand has been growing in Mexico and what’s your market share for that brand might be? That’s one question I got another one if I could after that.
< A — August Busch IV >: Paul the answer to that question is Bud Light is the primary driver of our arrangement with Grupo Modelo in Mexico. They import Bud Light, we produce it at the LA Brewery and it’s growing double-digits as a matter of fact is the fastest growing brand in their portfolio, mostly in the Northern part of Mexico, but it’s doing very, very well and I don’t know the market sharing answer.
Operator

Our next question comes from Sachin Shah with ICAP. Please state your question.
<Q — Sachin Shah>: Hi, just want to follow up. Can you explain why you stated that, it’s not part of your plan to sell the Packaging business or to sell Entertainer business or segment?
< A — August Busch >: I’ll turn it over to Randy, but we took a very thorough look at this with a number of investment banks, a sale after-tax is not of benefit to our shareholders. We looked at the vertical integration of the packaging division, we looked a the other value that the entertainment division brings to our company and our ability to market and sell our products to legal age and above customers of the Entertainment division and it makes us a different type of company overall. In states like Florida and California and Texas and Virginia, where we have parks enable tremendous retailer entertainment opportunities for them and their families and it really adds a lot of value. And as Randy said before it’s growing 9 plus percent and we expect to grow 9 plus percent over the five year period. So the division is doing very well.
< A — W. Randolph Baker >: August answered your question. You know, technically we looked with both internal and external analyses. We’ve taken the projections for both Entertainment and Packaging, really all parts of our company, but for these to answer your question that are in our financial plan and discounted those back to get the value of them compare that with the estimated after-tax proceeds that we could get from selling them. There is no financial case for selling those two because in essence the value implied in our projections or plans are greater than what we estimate that we could get from the sale. But then the second piece, August outlined well, is that they both have strategic value for A-B. Our theme parks started as a promotional vehicle for the company and they do a very good job at that. Our Packaging Group started as a way to help us manage our packaging cost, which is a largest component of cost of good sold and they still play that strategic role. So those are the two reasons, we will continue to reexamine that as situation changes in the future, but we have had two or three different studies, come to that conclusion.
Operator
Our next question comes from Paul Flood with TIAA-CREF Investment Management. Please state your question.
<Q — Paul Flood>: I just had a follow-up question. As I was reading a lot of the news that has been coming out, particularly last night with — the legal, the lawsuits there to InBev’s pushing against you guys there, would you know how much, how many InBev share that they own of Bud stock?
< A — August Busch IV >: Paul who are you referencing?
<Q — Paul Flood>: I’m sorry, InBev.
< A — W. Randolph Baker >: We are not aware of shareholding with InBev.
<Q — Paul Flood>: Okay.
Operator
Our next question comes from Nikolaas Faes with Exane BNP Paribas. Please state your question.
<Q — Nikolaas Faes>: Thank you for taking the follow-up. In your presentation, you spoke about your early retirement and other redundancies. How many employees in total would be leaving your company? And added to that from that cost savings plan that you were presenting how much would be in Packaging and Entertainment business? Thank you.
<A — August Busch IV>: I will have John Kelly who is in charge of our overall Blue Ocean effort across the company comment on that question.
<A — John Kelly>: Sure, thank you August. Hi Nikolaas. We have approximately 8,600 full-time U.S. salaried employees that are eligible for the Enhanced Retirement Program. So you can do the math on whether on the 10 to 15% as to our estimates as who will take that program, but we have 8,600 total full-time U.S. salaried employees, of which 1,300 are aged 55 and above and are eligible for the plan. So then we are looking at 10 to 15% [75%] of that group accepting the plan.
<A — W. Randolph Baker>: And Nikolaas, this is Randy. The other part of your question, out of the total Blue Ocean program, the $1 billion program, 4% is in Packaging and Entertainment.
Operator
Thank you. Ladies and gentlemen that was our final question. I will turn the conference back over to Mr. Busch to conclude. Thank you.
August A. Busch IV, President and Chief Executive Officer

Thank you very much. Thank you everyone. We appreciate your attention. As we wrap up this call, let me reiterate the key takeaways. Anheuser-Busch’s Board went through a rigorous process to assess the InBev proposal, very, very thorough. The proposal undervalues the company based both on the multiples of similar transactions and the value created by our own plan and we are absolutely committed to executing this plan. This plan has been in development for months and will deliver on our objective of $3.90 earnings per share in 2009 and will drive sustainable profit and cash flow growth. Management is supremely confident in achieving this plan as our management team is most knowledgeable of our operation and where efficiencies can be realized. As always, we are committed to building shareholder value and we thank you very, very much.
Operator
Thank you. That concludes today’s teleconference.
August A. Busch IV, President and Chief Executive Officer
Wait, wait, wait, can I make one last statement, please? Can we correct my statement about Director removal and say we will challenge InBev’s claim in their lawsuit that they can remove Directors without cause. I was wrong on that statement, and that is the correct answer. Thank you.
Operator
Thank you, sir. That concludes today’s teleconference. You may disconnect your lines at this time. And have a wonderful day.